UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 17, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

This Current Report on Form 8-K is being filed by Amyris, Inc. (the “Company”) to disclose a further extension of the maturity date for the Banco Pine S.A. bridge loan disclosed in the Company’s Current Report on Form 8-K filed on December 28, 2011. As background, on December 22, 2011, effective December 21, 2011, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the Company, entered into a loan agreement with Banco Pine S.A. (the “Lender”) under which the Lender provided AB with a short term loan of R$35,000,000 (approximately US$17.5 million based on the exchange rate as of May 17, 2012) with a maturity date of February 17, 2012. The bridge loan was an advance on anticipated 2012 financing from Nossa Caixa Desenvolvimento, the Sao Paulo State development bank, and Lender, under which such banks may provide AB with loans of up to approximately R$52 million as financing for capital expenditures relating to the Company’s manufacturing facility at Paraíso Bioenergia S.A. in Brazil. On February 17, 2012, AB entered into a supplemental agreement to extend the maturity date for the bridge loan from February 17, 2012 to May 17, 2012.

On May 17, 2012, AB entered into a further supplemental agreement (the “Supplement”) with the Lender under which the parties agreed to extend the maturity date for the repayment of the loan from May 17, 2012 to August 15, 2012. Under the Supplement, in connection with the extension, AB is obligated to pay R$129,150 (approximately US$65,000 based on the exchange rate as of May 17, 2012) as tax on the financial transaction as required by Brazilian law.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 18, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel